Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

On February 23, 2023, Enliven Therapeutics, Inc. (formerly, Imara Inc.) (the “Company”) completed its business combination with Enliven Inc. (formerly, Enliven Therapeutics, Inc.) (“Enliven”) in accordance with the terms of the Agreement and Plan of Merger, dated as of October 13, 2022 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, a wholly owned subsidiary of the Company, Iguana Merger Sub, Inc. merged with and into Enliven, with Enliven surviving as a wholly owned subsidiary of the Company, and the surviving corporation of the merger (the “Merger”). Effective at 5:00 p.m. Eastern Time on February 23, 2023, the Company effected a 1-for-4 reverse stock split of its common stock (the “Reverse Stock Split”) and implemented a reduction in the number of authorized shares of common stock to 100,000,000 shares; effective at 5:01 p.m. Eastern Time, the Company completed the Merger; and effective at 5:02 p.m. Eastern Time, the Company changed its name to “Enliven Therapeutics, Inc.” Following the completion of the Merger, the business conducted by Enliven became primarily the business conducted by the Company, which is a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule inhibitors to help patients with cancer.

In this section, references to “we,” “our,” “us” and “our company” refer to Enliven.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing in Exhibit 99.2 to this Amendment No. 1 (the “Amended 8-K”) to the Company’s Current Report on Form 8-K previously filed on March 1, 2023 (the “Closing 8-K”). Some of the information contained in this discussion and analysis or set forth in the Company’s definitive proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2023 (the “definitive proxy statement/prospectus”), including information with respect to our plans and strategy for our business, and includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those factors set forth in the “Risk Factors” in Exhibit 99.2 to the Closing 8-K, our actual results could differ materially from the results described in or implied by these forward-looking statements. You should carefully read the “Risk Factors” in Exhibit 99.2 to the Closing 8-K, to gain an understanding of the factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Cautionary Statement Concerning Forward-Looking Statements and Market and Industry Data” in the definitive proxy statement/prospectus. Capitalized terms not defined herein shall have the meaning granted to them in the definitive proxy statement/prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule inhibitors to help patients with cancer live not only longer, but better. We aim to address existing and emerging unmet needs with a precision oncology approach that improves survival and enhances overall patient well-being. Our discovery process combines deep insights from clinically validated biological targets and differentiated chemistry with the goal of designing therapies for unmet needs. By combining clinically validated targets and specific TPPs with disciplined clinical trial design and regulatory strategy, we aim to develop drugs with an increased probability of clinical and commercial success. Clinically validated targets refers to biological targets that have demonstrated statistical significance on efficacy endpoints in published third-party clinical trials which we believe supports the development of our product candidates by increasing our probability of success. We have assembled a team of seasoned drug hunters with significant expertise in discovery and development of small molecule kinase inhibitors. Our team includes leading chemists who have been the primary or co-inventor of over 20 product candidates that have been advanced to clinical trials, including four FDA-approved products: Koselugo (selumetinib), Mektovi (binimetinib), Tukysa (tucatinib), and Retevmo (selpercatinib). We are currently advancing two parallel lead product candidates, ELVN-001 and ELVN-002, as well as pursuing several additional research stage opportunities that align with our development approach.

The following table summarizes our product candidate pipeline:

We were incorporated in the State of Delaware in June 2019 and are headquartered in Boulder, Colorado. Since our inception, we have devoted substantially all of our resources to research and development activities, including with respect to our BCR-ABL and HER2 programs and our other programs, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities.

We also do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for clinical and preclinical testing and any future clinical testing, as well as for commercial manufacturing should any of our product candidates obtain marketing approval. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the development of our product candidates. In addition, we generally expect to rely on third parties for the manufacture of any companion diagnostics we may develop.

To date, we have funded our operations primarily through private placements of our convertible preferred stock and sale of common stock. We have raised aggregate gross proceeds of $140.5 million from these private placements before issuance costs and an aggregate of $164.5 million from the sale of common stock in the Financing Transaction further described below. As of December 31, 2022, we had cash and cash equivalents of $75.5 million. Based on our current operating plan, our existing cash and cash equivalents as of the date of this Form 8-K/A filing, will be sufficient to fund our planned operating expenses and capital expenditure requirements for at least the next 12 months.

As of December 31, 2022, we had an accumulated deficit of $82.9 million. We have incurred losses and negative cash flows from operations since inception, including net losses of $37.7 million and $24.7 million for the years ended December 31, 2022 and 2021, respectively. We expect that our operating losses and negative operating cash flows will continue for the foreseeable future as we continue to develop our product candidates.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on a variety of factors including the timing and scope of our research and development activities. We expect our expenses and capital requirements will increase substantially in connection with our ongoing activities as we:

•	advance our BCR-ABL program through clinical development;

•	advance our HER2 program through clinical development;

•	advance the development of our other small molecule research programs;

•	expand our pipeline of product candidates through our own research and development efforts;

•	seek to discover and develop additional product candidates;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any approved product candidates;

•	contract to manufacture any approved product candidates;

•	expand our clinical, scientific, management and administrative teams;

•	maintain, expand, protect and enforce our intellectual property portfolio, including patents, trade secrets and know how;

•	implement operational, financial and management systems; and

•	operate as a public company.

We do not have any products approved for commercial sale, and we have not generated any revenue from product sales or other sources. Our ability to generate product revenue sufficient to achieve and maintain profitability will depend upon the successful development and eventual commercialization of one or more of our product candidates which we expect, if it ever occurs, will take many years. We will therefore require substantial additional capital to develop our product candidates and support our continuing operations. Accordingly, until such time that we can generate a sufficient amount of revenue from product sales or other sources, if ever, we expect to finance our operations through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. However, we may be unable to raise additional capital from these sources on favorable terms, or at all. Our failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, including requiring us to delay, reduce or curtail our research, product development or future commercialization efforts. We may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. We cannot provide assurance that we will ever generate positive cash flow from operating activities.

Recent Developments

The Merger

On October 13, 2022, we entered into the Merger Agreement with the Company and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into Enliven, with Enliven continuing as a wholly owned subsidiary of the Company and the surviving corporation of the Merger. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, in the event that former Enliven stockholders, including stockholders that participated in the Financing Transaction (as defined below), are in “control” of the Company (within the meaning of Section 368(c) of the Code), as a non-taxable exchange of shares of Enliven common stock for shares of Company common stock within the meaning of Section 351(a) of the Code.

At the closing of the Merger, (a) each outstanding share of Enliven common stock (including common stock issued upon the conversion of our preferred stock) was converted into the right to receive a number of shares of Company common stock (after giving effect to the Reverse Stock Split) equal to the exchange ratio per the Merger Agreement; and (b) each then outstanding Enliven stock option that had not previously been exercised prior to the closing of the Merger was assumed by the Company. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, our former stockholders own approximately 84% of the outstanding shares of Company common stock, and stockholders of the Company as of immediately prior to the Merger own approximately 16% of the outstanding shares of Company common stock.

Concurrently with the execution of the Merger Agreement, and in order to provide Enliven with additional capital for its development programs prior to the closing of this Merger, certain new and current investors purchased an aggregate of $164.5 million of common stock of Enliven (the “Financing Transaction”).

The Merger and the Financing Transaction were completed on February 23, 2023.

Macroeconomic and Geopolitical Developments and the COVID-19 Pandemic

We are monitoring macroeconomic and geopolitical developments, such as the Russia-Ukraine conflict, and inflation so that the Company can be prepared to react to new developments as they arise. We are carefully monitoring these developments, as well as the COVID-19 pandemic, and the resulting economic impact.

The extent of the impact of these developments on our business, operations and research and development timelines and plans remains uncertain, and will depend on numerous factors, including the impact, if any, on our personnel, the responses of governmental entities, and the responses of third parties such as CROs, CMOs and other third parties with whom we do business. As a result of the COVID-19 pandemic, our employees are currently telecommuting, which may impact certain of our operations over the near term and long term. Additionally, certain third parties with whom we engage or may engage, including collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties are similarly adjusting their operations and assessing their capacity in light of the COVID-19 pandemic. For example, we use third parties including Pharmaron to conduct preclinical studies and clinical trials and provide us with API. Pharmaron has previously experienced delays as a result of COVID-19 which resulted in minor delays in our preclinical studies and could delay the timing of the nomination of our product candidate for our third program. While the extent of the impact of the current COVID-19 pandemic on our business and financial results is uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, financial condition and operating results. For more information regarding the risks related to COVID-19, see the “Risk Factors” in Exhibit 99.2 to the Company’s Closing 8-K.

Components of Our Results of Operations

Revenue

To date, we have not generated any revenue and we do not expect to generate any revenue from the sale of products or from other sources in the foreseeable future.

Operating Expenses

Research and Development

Research and development expenses account for a significant portion of our operating expenses and consist primarily of external and internal expenses incurred in connection with the discovery and development of our product candidates.

External expenses include:

•	payments to third parties in connection with the development of our product candidates, including agreements with third parties such as CROs and consultants;

•	the cost of manufacturing products for use in our clinical trials and preclinical studies, including payments to CMOs and consultants; and

•

payments to third parties in connection with the preclinical development of our product candidates, including for outsourced professional scientific development services, consulting research and sponsored research.

Internal expenses include:

•	personnel-related costs, including salaries, bonuses, related benefits and stock-based compensation expenses for employees engaged in research and development functions; and

•	facilities-related expenses, depreciation, laboratory supplies, travel expenses and other allocated expenses.

We expense research and development expenses in the periods in which they are incurred. At any one time, we are working on multiple programs, and we do not track our research and development expenses on a program specific basis. Our internal resources, employees and infrastructure are not directly tied to any one research or drug discovery program and are typically deployed across multiple programs. As such, we do not track research costs on a program specific basis. External expenses are recognized based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers or our estimate of the level of service that has been performed at each reporting date. We utilize CROs for our research and development activities and CMOs for our manufacturing activities, and we do not have our own laboratory or manufacturing facilities. Therefore, we have no material facilities expenses attributed to research and development.

Product candidates in later stages of development generally have higher development costs than those in earlier stages. As a result, we expect that our research and development expenses will increase substantially over the next several years as we advance our product candidates through preclinical studies into and through clinical trials, continue to discover and develop additional product candidates, expand, maintain, protect and enforce our intellectual property portfolio, and hire additional research and development personnel.

The successful development of our product candidates is highly uncertain, and we do not believe it is possible at this time to accurately project the nature, timing and estimated costs of the efforts necessary to complete the development of, and obtain regulatory approval for, any of our product candidates. To the extent our product candidates continue to advance into clinical trials, as well as advance into larger and later-stage clinical trials, our expenses will increase substantially and may become more variable. The duration, costs and timing of preclinical studies and clinical trials and development of our product candidates are subject to numerous uncertainties and will depend on a variety of factors, including:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we pursue;

•	our ability to establish a sufficient safety profile with IND-enabling toxicology studies to enable clinical trials;

•	successful patient enrollment in, and the initiation and completion of, clinical trials;

•	per subject trial costs;

•	the number and extent of trials required for regulatory approval;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible subjects in clinical trials;

•	the number of subjects that participate in the trials;

•	the drop-out and discontinuation rate of subjects;

•	potential additional safety monitoring requested by regulatory agencies;

•	the duration of subject participation in the trials and follow-up;

•	the extent to which we encounter any serious adverse events in our clinical trials;

•	the timing of receipt of regulatory approvals from applicable regulatory authorities;

•	the timing, receipt and terms of any marketing approvals and post-marketing approval commitments from applicable regulatory authorities;

•	the extent to which we establish collaborations, strategic partnerships or other strategic arrangements with third parties, if any, and the performance of any such third party;

•	hiring and retaining research and development personnel;

•	our arrangements with our CMOs and CROs;

•	development and timely delivery of commercial-grade drug formulations that can be used in our planned clinical trials and for commercial launch;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment; and

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights.

Any of these factors could significantly impact the costs, timing and viability associated with the development of our product candidates.

General and Administrative

General and administrative expenses consist of salaries, bonuses, related benefits and stock-based compensation expense for personnel in executive, finance and administrative functions; professional fees for legal, consulting, accounting and audit services; and travel expenses, technology costs and other allocated expenses. We expense general and administrative expenses in the periods in which they are incurred.

We expect that our general and administrative expenses will increase substantially over the next several years as we hire additional personnel to support the growth of our business. In addition, the newly combined company will continue to incur significant expenses associated with being a public company, including expenses related to accounting, audit, legal, regulatory, public company reporting and compliance, director and officer insurance, investor and public relations, and other administrative and professional services.

Other Income (Expense), Net

Interest Income

Interest income primarily consists of interest income generated from our cash equivalents in interest-bearing money market accounts.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the periods indicated:

	Year Ended December 31,
	2022	2021

	(in thousands)
Operating expenses:
Research and development	$31,022	$20,474
General and administrative	7,769	4,288

Total operating expenses	38,791	24,762

Loss from operations	(38,791)	(24,762)
Other income (expense), net
Interest income	1,129	22

Total other income (expense), net	1,129	22

Net loss and comprehensive loss	$(37,662)	$(24,740)

Research and Development Expenses

The following table summarizes our research and development expenses for the periods indicated:

	Year Ended December 31,
	2022	2021

	(in thousands)
External expenses	$20,587	$14,765

Internal expenses:
Employee related expenses	8,403	4,665
Facilities, laboratory supplies and other	2,032	1,044

Total internal expenses	10,435	5,709

Total research and development expenses	$31,022	$20,474

Research and development expenses were $31.0 million for the year ended December 31, 2022 compared to $20.4 million for the year ended December 31, 2021, an increase of $10.6 million. This increase was primarily due to increases in external research and development costs, consisting of an increase in clinical trial costs of $3.3 million, an increase of $2.7 million in chemistry, manufacturing and control projects, which increased in size and scope, an increase of $0.4 million in contract labor and consulting services due to continued growth, offset by a decrease of $0.5 million in IND enabling studies. Additionally, internal research and development costs increased, consisting of an increase of $2.8 million in personnel-related costs reflecting an increase in headcount, an increase in stock-based compensation of $0.9 million, and an increase in facilities and other expenses of $1.0 million.

General and Administrative Expenses

General and administrative expenses were $7.8 million for the year ended December 31, 2022 compared to $4.3 million for the year ended December 31, 2021, an increase of $3.5 million. The increase was primarily due to an increase of $2.5 million in professional services costs, an increase of $0.4 million in stock-based compensation expense, and an increase of $0.6 million in personnel-related costs.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have not generated any revenue from product sales or other sources and have incurred significant operating losses and negative cash flows from our operations. To date, we have funded our operations primarily through private placements of our convertible preferred stock for gross proceeds of $140.5 million before issuance costs and sale of common stock in the Financing Transaction for gross proceeds of $164.5 million on February 23, 2023. As of December 31, 2022, we had cash and cash equivalents of $75.5 million.

Our primary uses of cash to date have been to fund our research and development activities, including with respect to our BCR-ABL and HER2 programs and our other programs, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities.

Future Capital Requirements

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval of and commercialize any of our product candidates, and we do not know when, or if, that will occur. Until such time as we can generate significant revenue from product sales, if ever, we will continue to require substantial additional capital to develop our product candidates and fund operations for the foreseeable future. We expect our expenses to increase significantly in connection with our ongoing activities as described in greater detail below. We are subject to all the risks incident in the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm our business. We expect our expenses to increase significantly, as we:

•	advance our BCR-ABL program through clinical development;

•	advance our HER2 program through clinical development;

•	advance the development of our other small molecule research programs;

•	expand our pipeline of product candidates through research and development efforts;

•	seek to discover and develop additional product candidates;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any approved product candidates;

•	contract to manufacture any approved product candidates;

•	expand our clinical, scientific, management and administrative teams;

•	maintain, expand, protect and enforce our intellectual property portfolio, including patents, trade secrets and know how;

•	implement operational, financial and management systems; and

•	operate as a public company.

In order to complete the development of our product candidates and to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize our product candidates, if approved, we will require substantial additional capital. Accordingly, until such time that we can generate a sufficient amount of revenue from product sales or other sources, if ever, we expect to seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. To the extent that we raise additional capital through equity financings or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, including restricting our operations and limiting our ability to incur liens, issue additional debt, pay dividends, repurchase our common stock, make certain investments or engage in merger, consolidation, licensing or asset sale transactions. If we raise capital through collaborations, partnerships and other similar arrangements with third parties, we may be required to grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. We may be unable to raise additional capital from these sources on favorable terms, or at all. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and otherwise. Our failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, including requiring us to delay, reduce or curtail our research, product development or future commercialization efforts. We may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. We cannot provide assurance that we will ever generate positive cash flow from operating activities.

Enliven expects that its existing cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months from the date of this filing. Enliven received gross proceeds of approximately $164.5 million from the Financing Transaction on February 23, 2023. Upon the closing of the Merger, the combined company expects to continue to incur costs associated with operating as an SEC registrant. In addition, Enliven anticipates that it will need substantial additional funding in connection with its continuing operations. We have based our projections of operating capital requirements on our current operating plan, which includes several assumptions that may prove to be incorrect, and we may use all of our available capital resources sooner than we expect.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount and timing of our capital requirements. Our future funding requirements will depend on many factors, including:

•	the scope, timing, progress, results and costs of researching and developing our product candidates, and conducting preclinical studies and clinical trials;

•	the scope, timing, progress, results and costs of researching and developing other product candidates that we may pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

•	the costs of manufacturing commercial-grade products and sufficient inventory to support commercial launch;

•	the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

•	the cost and timing of attracting, hiring and retaining skilled personnel to support our operations and continued growth;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•

our ability to establish, maintain, and derive value from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties on favorable terms, if at all;

•	the extent to which we acquire or in-license other product candidates and technologies, if any; and

•	the costs associated with operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, our operating plans may change in the future, and we may need additional capital to meet the capital requirements associated with such operating plans.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2022	2021

	(in thousands)
Net cash used in operating activities	$(32,077)	$(19,134)
Net cash used in investing activities	(612)	(191)
Net cash used in financing activities	(1,799)	(1,016)

Net decrease in cash, cash equivalents and restricted cash	$(34,488)	$(20,341)

Cash Flows from Operating Activities

Net cash used in operating activities during the year ended December 31, 2022 was $32.1 million. This consisted primarily of net loss of $37.7 million, partially offset by non-cash charges for stock-based compensation of $3.2 million, non-cash charges for depreciation of $0.2 million, and the write-off of previously planned IPO costs of $1.7 million, and a net increase in our operating assets and liabilities of $0.4 million, primarily due to increases in accounts payable and accrued expenses and other liabilities, partially offset by increases in prepaids and other current assets.

Net cash used in operating activities during the year ended December 31, 2021 was $19.1 million. This consisted primarily of the net loss of $24.7 million, partially offset by the non-cash charge for stock-based compensation of $1.9 million and a net increase in our operating assets and liabilities of $3.6 million, primarily due to an increase in accrued expenses and other liabilities.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $0.6 million related to purchase of property and equipment.

Net cash used in investing activities for the year ended December 31, 2021 was $0.2 million related to purchase of property and equipment.

Cash Flows from Financing Activities

Net cash used in financing activities during the year ended December 31, 2022 was $1.8 million. This consisted of $2.4 million of deferred issuance costs related to the Merger and previously planned initial public offering, offset by proceeds of $0.6 million resulting from the sale of shares of our common stock.

Net cash used in financing activities during the year ended December 31, 2021 was $1.0 million. This primarily consisted of proceeds of $0.7 million resulting from stock option purchases, offset by $0.2 million of issuance costs associated with the sale of Series A and Series B convertible preferred stock, and issuance costs of $1.5 million related to the Company’s planned initial public offering.

Contractual Obligations and Commitments

We sublease certain office space in Boulder, Colorado under which the lease was scheduled to expire on December 31, 2021. We amended the lease in March 2021 and in April 2022 to expand its size and extend its expiration date to December 2024. The following table summarizes our contractual obligations and commitments as of December 31, 2022 (in thousands):

	Payments Due by Period
	Total	2023	2024	Thereafter
Operating lease obligation	$670	$329	$341	$—

We have also entered into agreements in the normal course of business with certain vendors for the provision of goods and services, which includes manufacturing services with CMOs and development services with CROs. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement. These obligations and commitments are not separately presented.

Off-Balance Sheet Arrangements

We currently do not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on a periodic basis. Our actual results may differ from these estimates.

While our significant accounting policies are described in more detail in the notes to our financial statements appearing in Exhibit 99.2 to the Amended 8-K, we believe that the following accounting policies are critical to understanding our historical and future performance, as the policies relate to the more significant areas involving management’s judgments and estimates used in the preparation of our financial statements.

Accrued Research and Development Expense

We are required to estimate our expenses resulting from obligations under contracts with vendors, and consultants, in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect research and development expenses in our financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the preclinical studies and clinical trials, as measured by the timing of various aspects of the study or related activities. We determine accrual estimates through review of the underlying contracts along with preparation of financial models taking into account discussions with research and other key personnel as to the progress of studies, or other services being conducted. During the course of a study, we adjust our rate of expense recognition if actual results differ from our estimates.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

Stock-Based Compensation

We measure stock-based awards granted to employees, non-employee directors, consultants and independent advisors based on the estimated grant date fair value of the awards. For awards with only service conditions, including stock options and restricted stock awards, compensation expense is recognized over the requisite service period using the straight-line method. We use the Black-Scholes option pricing model to estimate the fair value of our stock option awards. The Black-Scholes option pricing model requires us to make assumptions and judgements about the variables used in the calculations, including the fair value of common stock, expected term, expected volatility of our common stock, risk-free interest rate and expected dividend yield. As the stock-based compensation is based on awards ultimately expected to vest, it is reduced by forfeitures, which we account for as they occur.

Estimating the fair value of equity-settled awards as of the grant date using the Black-Scholes option pricing model is affected by assumptions regarding a number of complex variables. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation is recognized. These inputs are subjective and generally require significant analysis and judgement to develop. The inputs are as follows:

•	Fair Value of Common Stock—See the subsection titled “Fair Value of Common Stock” below for more information.

•

Expected Term—The expected term represents the period that our options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for our stock option grants.

•

Expected Volatility—The expected stock price volatility is estimated based on the average volatility for comparable publicly-traded biopharmaceutical companies over a period equal to the expected term of the stock option grants as we do not have sufficient history of trading our common stock. The comparable companies are chosen based on their similarities to us, including life cycle stage, therapeutic focus and size.

•	Risk-Free Interest Rate—The risk-free interest rate is based on U.S. Treasury yields in effect at the grant date for notes with comparable terms as the awards.

•	Expected Dividend Yield—We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend of zero.

See Note 10 to our financial statements appearing in Exhibit 99.2 to the Amended 8-K for further details.

We will continue to use judgment in evaluating the expected volatilities, expected terms, and risk-free interest rates utilized for our stock-based compensation calculations on a prospective basis. Assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation recognized in future periods could be materially different.

We recorded stock-based compensation expense of $3.2 million and $1.9 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, we had $7.7 million of unrecognized stock-based compensation expense, which we expect to recognize over an estimated weighted-average period of 2.4 years. We expect to continue to grant stock options and other stock-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

On August 9, 2022, our board of directors repriced the exercise price of certain previously granted and still outstanding stock options to $0.73 per share, which was the fair market value of our common stock as of that date. Our board of directors determined the fair market value on that date based upon an independent, third-party valuation of our common stock as of May 31, 2022, other relevant factors, and the absence of any material developments subsequent to the date of the report, all as described further below. No other terms of the repriced stock options were modified and the repriced stock options will continue to vest according to their original vesting schedules and will retain their original expiration dates. In determining the incremental stock-based compensation expense, we assumed a fair value of common stock of $0.73 per share, that the expected term of the stock options remained unchanged, expected stock price volatility of 80%, a risk-free interest rate between 3.1%–3.2% per annum, and a dividend yield of zero. The repricing resulted in incremental stock-based compensation expense of $1.0 million, of which $0.3 million related to vested stock options and was expensed on August 9, 2022, and $0.7 million related to unvested stock options that will be amortized on a straight-line basis over the remaining weighted-average vesting period of those stock options of approximately 2.9 years from the time of modification.

Fair Value of Common Stock

Prior to the Merger, there has been no public market for our common stock to date. The estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with input from management, considering our most recently available third-party valuation of common stock, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (Practice Aid). The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, our board of directors considered the following methods:

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Probability-Weighted Expected Return Method. The probability-weighted expected return method (PWERM) is a scenario-based analysis that estimates the fair value of common stock based upon an analysis of future values for the business, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible forecasted outcomes as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at a non-marketable indication of value for the common stock.

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Option Pricing Method. Under the option pricing method (OPM), shares are valued by creating a series of call options, representing the present value of the expected future returns to the stockholders, with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.

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Current Value Method. Under the Current Value Method, once the fair value of the enterprise is established based on the balance sheet, the value is allocated to the various series of preferred and common stock based on their respective liquidation preferences or conversion values, whichever is greater.

•	Hybrid Method. The Hybrid Method is a blended approach using aspects of both the PWERM and OPM, in which the equity value in one of the scenarios is calculated using an OPM.

Based on our stage of development and other relevant factors, we determined that the Hybrid Method was the most appropriate method for allocating our enterprise value to determine the estimated value of our common stock since inception.

In addition to considering the independent third-party valuations of our common stock, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	the prices at which we sold preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•	our operating results, financial position, and capital resources;

•	our stage of development and material risks related to our business;

•	the progress of our research and development programs and our business strategy;

•	our business conditions and projects;

•	the lack of marketability of our common stock and our convertible preferred stock as a private company;

•	the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions;

•	the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology industry;

•	the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of our company, given prevailing market conditions;

•	the hiring of key personnel and the experience of management; and

•	external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

On August 8, 2022, our independent third-party valuation firm issued a valuation report as of May 31, 2022. In preparing the valuation, the hybrid method, as described above, continued to be used. The valuation reflected, among other things, the closing of the IPO window for life sciences companies, the challenging financing market for life sciences companies, and the significant decline in the market prices of life sciences companies comparable to our company. The valuation report estimated the fair value of our common stock, on a fully diluted and non-marketable basis, as $0.73 per share.

At the timing of the repricing on August 9, 2022, our board of directors considered, in addition to the valuation report as of May 31, 2022, a variety of factors, including the factors listed above. Our board of directors also specifically considered our preliminary discussions with Imara for a reverse merger.

With respect to these discussions, our board of directors noted, among other things, that the discussions had only recently begun, that the parties had not reached an agreement, let alone an understanding, on many of the key terms and conditions of a potential transaction, and that the parties had not proposed a specific valuation for our company in the transaction and instead contemplated that the valuation would be determined by the valuation ascribed to our company in the future concurrent financing, if such financing could be obtained. At the time, we had received no proposals for a financing and we had not launched a financing process, and were fully aware of the challenges facing life sciences companies seeking financing in the then current market. As noted in our initial proposal, a concurrent financing was a condition to Enliven proceeding with a transaction with Imara. We did not plan to further pursue the potential deal with Imara if a concurrent financing did not come together. Given the difficulties in the market, we had significant concerns about the ability to put together such financing. Additionally, we and Imara had also shared only limited information with each other, had not conducted any formal due diligence on each other, and had not entered in any type of exclusivity agreement. We were also aware at the time that Imara was considering other alternative transactions and that, even if we concluded that it was interested in pursuing a transaction with Imara, Imara may choose to enter into an alternative transaction. Additionally, based on the experience of our board of directors and management, we knew that it is very common for strategic deals, especially reverse mergers with concurrent financings (given their complexity), to fall apart after initial discussions.

For these reasons, our board of directors determined that, as of August 9, 2022, no material developments had occurred since the May 31, 2022 valuation that would cause it to not be able to rely on the valuation of the common stock of $0.73 per share.

The assumptions underlying these valuations represented our board and management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our stock-based compensation expense could be materially different.

Following the closing of the Merger, the fair market value of our common stock will be based on the quoted market price of our common stock on the date of grant.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial condition and results of operations is disclosed in Note 2 to our audited financial statements appearing in Exhibit 99.2 to the Amended 8-K.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

As of December 31, 2022 and 2021, our cash and cash equivalents consisted primarily of U.S. Treasury-backed money market funds. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term maturities of our investments, we believe a hypothetical 100 basis point increase or decrease in interest rates during any of the periods presented would not have had a material impact on our financial results.

As of December 31, 2022 and 2021, we had no debt outstanding and are therefore not exposed to interest rate risk with respect to debt.

Foreign Currency Exchange Risk

Our primary operations are transacted in U.S. Dollars. However, we have entered into a limited number of contracts with vendors for research and development services that are denominated in foreign currencies, including the British pound/Euros. We could be subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. We do not currently engage in any hedging activity to reduce our potential exposure to currency fluctuations, although we may choose to do so in the future. We believe a hypothetical 100 basis point increase or decrease in foreign exchange rates during any of the periods presented would not have had a material impact on our financial condition or results of operations.